Exhibit 16


                                                       May 18, 2006

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


Re:      Falcon Ridge Development, Inc.
         EIN: 84-1461919


Commissioners:

We were previously the principal accountants for Falcon Ridge Development, Inc., and we reported on the financial statements of Falcon Ridge Development, Inc. as of December 31, 2005 and 2004, and for the two years then ended. We have not provided any audit services to Falcon Ridge Development, Inc. since the audit of the December 31, 2005 financial statements. On May 15, 2006, we were dismissed as principal accountants. We have read Falcon Ridge Development, Inc.'s statements which we understand will be filed with the Commission pursuant to
Item 4 of Form 8-K/A. We agree with the statements concerning our Firm in Item 4 of the Form 8-K/A. We have no basis on which to agree or disagree with other statements made in the Form 8-K.


Very truly yours,



/s/ Cordovano and Honeck LLP
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Cordovano and Honeck LLP